                                                                     Exhibit 5.1

[LOGO OF OPPENHEIMER WOLFF & DONNELLY LLP]


                                                  Amsterdam    New York
                                                  Brussels     Orange County
                                                  Chicago      Paris
Plaza VII                                         Geneva       Saint Paul
45 South Seventh Street, Suite 3300               Los Angeles  Silicon Valley
Minneapolis, MN  55402-1609                       Minneapolis  Washington, D.C.

612.607.7000
Fax  612.607.7100

November 19, 2001


Board of Directors
Optical Sensors Incorporated
7615 Golden Triangle Drive, Suite C
Minneapolis, MN  55344-3733

Re:  Registration Statement on Form SB-2


Ladies and Gentlemen:

We have acted as counsel to Optical Sensors Incorporated, a Delaware corporation, in connection with the registration by Optical Sensors of the resale of 15,539,334 shares of the common stock, $0.01 par value per share, of Optical Sensors pursuant to Optical Sensors's registration statement on Form SB-2 filed October 5, 2001 and the pre-effective amendment thereto filed with the Securities and Exchange Commission on the date hereof, on behalf of the certain selling stockholders named therein. The shares consist of shares issuable by Optical Sensors upon the conversion of convertible promissory notes, the conversion of convertible preferred stock and the exercise of outstanding warrants that were issued by Optical Sensors in multiple private placements (the "Conversion Shares").

In acting as counsel for Optical Sensors and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Optical Sensors, agreements and other instruments, certificates of officers and representatives of Optical Sensors, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

Board of Directors
November 19, 2001
Page 2

1. Optical Sensors had the corporate authority to issue the Conversion Shares in the manner and under the terms set forth in the amendment to the registration statement.

2. The Conversion Shares being registered for resale by the selling stockholders under the amendment to the registration statement have been duly authorized, and when issued in accordance with the terms of the promissory note, securities purchase agreement or warrant, as the case may be, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the amendment to the registration statement, to its use as part of the amendment to the registration statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the amendment to the registration statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ OPPENHEIMER WOLFF & DONNELLY LLP